Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

April 11, 2013

Board of Trustees

Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

Ladies and Gentlemen:

We are acting as counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to 15,525,000 (including 2,025,000 shares subject to an overallotment option) of the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).  The offering by the Company is being made pursuant to a prospectus supplement dated April 9, 2013 and the accompanying base prospectus dated January 11, 2012 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-178792) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Common Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Common Shares pursuant to the terms of the Underwriting Agreement dated April 9, 2013, by and among the Company, Kite Realty Group, L.P., a Delaware limited partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc., as representatives of the several underwriters listed on Schedule 1 attached thereto (the “Underwriting Agreement”), and (ii) receipt by the Company of the consideration for the Common Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, the Common Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Common Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP